Exhibit 12
                                                                     -----------

                        TELEPHONE AND DATA SYSTEMS, INC.
                       RATIOS OF EARNINGS TO FIXED CHARGES
                    For the Three Months ended March 31, 2002
                             (Dollars In Thousands)



EARNINGS:
 Income from Continuing Operations before income taxes            $      45,621
 Add (Deduct):
  Earnings on Equity Method                                             (11,045)
  Distributions from Minority Subsidiaries                                4,139
  Minority interests in pre-tax income of subsidiaries that
    do not have fixed charges                                            (2,166)
                                                                  --------------
                                                                  $      36,549
    Add fixed charges:
      Consolidated interest expense                               $      35,826
      Interest Portion (1/3) of Consolidated Rent Expense                 4,661
                                                                  --------------
                                                                  $      77,036
                                                                  ==============

FIXED CHARGES:
    Consolidated interest expense                                 $      35,826
    Interest Portion (1/3) of Consolidated Rent Expense                   4,661
                                                                  --------------
                                                                  $      40,487
                                                                  ==============

RATIO OF EARNINGS TO FIXED CHARGES                                         1.90
                                                                  ==============


    Tax-Effected Redeemable Preferred Dividends                   $          14
    Fixed Charges                                                        40,487
                                                                  --------------
    Fixed Charges and Redeemable Preferred Dividends              $      40,501
                                                                  ==============

RATIO OF EARNINGS TO FIXED CHARGES
  AND REDEEMABLE PREFERRED DIVIDENDS                                       1.90
                                                                  ==============

    Tax-Effected Preferred Dividends                              $         187
    Fixed Charges                                                        40,487
                                                                  --------------
    Fixed Charges and Preferred Dividends                         $      40,674
                                                                  ==============

RATIO OF EARNINGS TO FIXED CHARGES
  AND PREFERRED DIVIDENDS                                                  1.89
                                                                  ==============